Exhibit 2.8

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Masterworks Vault 12, LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 651 N.________________________________ (street)______________, Broad Street, Suite 308                                                 , Zip Code 19709 in the City of ________________________________ Middletown.

The name of the Registered Agent at such address upon whom process against this limited liability company may be served is ______________Global Virtual Agent Services, LLC________________________.

By:
Authorized Person

Name:
Print or Type